Exhibit 3.28

CERTIFICATE OF FORMATION

OF

COMPRESSCO LEASING, LLC

1. The name of the limited liability company is Compressco Leasing, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Compressco Leasing, LLC this 9th day of April, 2008.

/s/ Michael W. Flint
MICHAEL W. FLINT, Authorized Organizer